Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

OIL STATES INTERNATIONAL, INC.

AND

CIVEO CORPORATION

Dated as of                  , 2014

TABLE OF CONTENTS

Article I
Services

1.01	Provision of Services	1
1.02	Standard of Service	2
1.03	Third-Party Service Providers	2
1.04	Access to Premises	3

Article II
Compensation

2.01	Responsibility for Wages and Fees	3
2.02	Terms of Payment and Related Matters	3
2.03	Extension of Services	4
2.04	Terminated Services	4
2.05	Invoice Disputes	4
2.06	No Right of Setoff	4
2.07	Taxes	4

Article III
TERMINATION

3.01	Termination of Agreement	5
3.02	Breach	5
3.03	Insolvency	5
3.04	Effect of Termination	5

Article IV
Confidentiality

4.01	Confidentiality	5

Article V
Miscellaneous

5.01	Counterparts; Entire Agreement	6
5.02	Governing Law	6
5.03	Assignability	7
5.04	Third-Party Beneficiaries	7
5.05	Notices	7
5.06	Severability	8
5.07	Force Majeure	8
5.08	Headings	8
5.09	Waivers of Default	8
5.10	Specific Performance	8
5.11	Amendments	8
5.12	Interpretation	9

i

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, made and entered into effective as of        , 2014 (this “Agreement”), is by and between Civeo Corporation, a Delaware corporation (“Civeo”), and Oil States International, Inc., a Delaware corporation (“Oil States”). Capitalized terms used herein and not otherwise defined have the respective meanings assigned to them in the Separation and Distribution Agreement (as defined below).

RECITALS

WHEREAS, the board of directors of Oil States (the “Oil States Board”) has determined that it would be in the best interests of Oil States and its stockholders to separate the Civeo Business from Oil States;

WHEREAS, Oil States and Civeo have entered into the Separation and Distribution Agreement dated              , 2014 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation and Distribution Agreement”) in connection with the separation of the Civeo Business from Oil States (the “Separation”) and the distribution of Civeo Common Stock to stockholders of Oil States (the “Distribution”);

WHEREAS, the Separation and Distribution Agreement also provides for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of Civeo and its Subsidiaries from Oil States; and

WHEREAS, in order to ensure an orderly transition under the Separation and Distribution Agreement, the Parties agree that it will be advisable for the Oil States Group to provide to the Civeo Group certain information technology services described herein for a transitional period.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

Article I
Services

1.01     Provision of Services.

(a)      Oil States agrees to provide, or to cause its Affiliates to provide, the services (the “Services”) set forth on the exhibits attached hereto (as such exhibits may be amended or supplemented pursuant to the terms of this Agreement, collectively, the “Service Exhibits”) to Civeo for the respective periods and on the other terms and conditions set forth in this Agreement and in the respective Service Exhibits.

(b)     The parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Civeo agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services.

(c)     Subject to Section 2.03 and Section 2.04 and the obligations of Oil States under this Agreement to provide Services shall terminate with respect to each Service on the end date specified in the applicable Service Exhibit (the “End Date”). Notwithstanding the foregoing, the parties acknowledge and agree that Civeo may determine from time to time that it does not require all the Services set out on one or more of the Service Exhibits or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, Civeo may terminate any Service, in whole or in part, upon notification to Oil States in writing of any such determination. Upon termination of a Service, there shall be no liability on the part of either party with respect to that Service, other than that such termination shall not (i) relieve either party of any liabilities resulting from any pre-termination breach hereof by such party in the performance of such terminated Service, (ii) relieve either party of any payment obligation with respect to such Service arising prior to the date of such termination or (iii) affect any rights arising as a result of any such breach or termination.

1.02     Standard of Service.

(a)     Oil States shall furnish the Services in accordance with applicable Law and, except as specifically provided in the Service Exhibits, (i) in the same or a similar manner as such Services were provided to Civeo with respect to the Civeo Business preceding the date hereof and (ii) in good faith and with reasonable care, using substantially the same degree of skill and attention that Oil States uses in performing the same or similar services for itself and its Affiliates, and not, in any event, exercising less than a commercially reasonable degree of care. Subject to Section 1.03, Oil States agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

(b)     Oil States shall use reasonable best efforts to provide or cause to be provided the Services to Civeo in amounts up to the amount necessary for Civeo to operate the Civeo Business at the capacity at which Civeo operated prior to the date of this Agreement.

(c)      Except as set forth in this Agreement (including any such Service Exhibit) or in any contract entered into hereunder, Oil States makes no representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. The parties acknowledge and agree that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Services are provided by Oil States or its Affiliate as an independent contractor.

1.03     Third-Party Service Providers. It is understood and agreed that Oil States has been retaining, and will continue to retain, third-party service providers to provide some of the Services to Civeo. In addition, Oil States shall have the right to hire other third-party subcontractors to provide part of any Service hereunder; provided, however, that in the event such subcontracting is inconsistent with past practices, the Seller shall obtain the prior written consent of Civeo to hire such subcontractor, such consent not to be unreasonably withheld. Oil States shall in all cases retain responsibility and remain liable for the provision of Services to Civeo by any third party or by any of Oil States’ Affiliates. Without the prior written consent of Civeo, Oil States shall not enter into any new agreement or contract with any third party to provide any Services hereunder pursuant to which Civeo or any of its Affiliates would remain liable following the date of termination of such Service hereunder.

1.04     Access to Premises.

(a)     In order to enable the provision of the Services by Oil States, Civeo agrees to provide to Oil States’ and its Affiliates’ employees and any third-party service providers or subcontractors who provide Services, at no cost to Oil States, access to the facilities, assets and books and records of Civeo, in all cases to the extent necessary for Oil States to fulfill its obligations under this Agreement.

(b)     Oil States agrees that all of its and its Affiliates’ employees and any third-party service providers and subcontractors, when on the property of Civeo or when given access to any equipment, computer, software, network or files owned or controlled by Civeo, shall conform to the policies and procedures of Civeo concerning health, safety and security as in effect on the date of this Agreement, and as modified hereafter if made known to Oil States in advance in writing.

Article II
Compensation

2.01     Responsibility for Wages and Fees. For such time as any employees of Oil States or any of its Affiliates are providing the Services to Civeo under this Agreement, (a) such employees will remain employees of Oil States or such Affiliate, as applicable, and shall not be deemed to be employees of Civeo for any purpose, and shall remain subject to the sole control, direction and supervision of Oil States or Affiliate, as applicable, and (b) Oil States or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

2.02     Terms of Payment and Related Matters.

(a)      As consideration for the provision of the Services, Civeo shall pay Oil States the amount specified for each Service on such Service’s respective Service Exhibit. In addition to such amount, in the event that Oil States or any of its Affiliates incurs reasonable and documented out-of-pocket expenses in the provision of any Service, but excluding payments made to employees of Oil States or any of its Affiliates pursuant to Section 2.01 (such included expenses, “Out-of-Pocket Costs”), Civeo shall reimburse Oil States for all such Out-of-Pocket Costs to the extent required by the relevant Service Exhibit in accordance with the invoicing procedures set forth in Section 2.02(b).

(b)      As more fully provided in the Service Exhibits and subject to the terms and conditions therein:

(i)     Oil States shall provide Civeo, in accordance with Section 5.01 of this Agreement, with monthly invoices (“Invoices”), which shall set forth in reasonable detail, with such supporting documentation as Civeo may reasonably request with respect to Out-of-Pocket Costs, amounts payable under this Agreement; and

(ii)     Payments pursuant to this Agreement shall be made within 30 days after the date of receipt of an Invoice by Civeo from Oil States.

2.03     Extension of Services. If Civeo requests in a notice to Oil States that any of the Services be performed following the applicable End Date, then Oil States shall be obligated to perform such Services for a period of one month (or such shorter period as is requested by Civeo) following the End Date, and the applicable fee for such Services provided after the End Date shall be an amount equal to the fee for such Services set out in the relevant Service Exhibits. Except as required by the immediately preceding sentence, the parties agree that Oil States shall not be obligated to perform any of the Service after the applicable End Date; provided, however, that if Civeo desires and Oil States agrees to continue to perform any of the Services after the applicable End Date, the parties shall negotiate in good faith to agree to the terms of such extension, including the amount Civeo shall pay Oil States for such continued Services, provided further, however, that Oil States shall be under no obligation whatsoever to perform any of the Services after the End Date. Services performed by Oil States after the applicable End Date in accordance with this Section 2.03 shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

2.04      Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Oil States and its Affiliates shall have no further obligation to provide the applicable terminated Services.

2.05     Invoice Disputes. In the event of an Invoice dispute, Civeo shall deliver a written statement to Oil States no later than 10 days prior to the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the time set forth in Section 2.02(b). The parties shall seek to resolve all such disputes expeditiously and in good faith. Oil States shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.

2.06     No Right of Setoff. Each of the parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other party, whether under this Agreement or any Ancillary Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other party.

2.07      Taxes. Civeo shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Services by Oil States.

Article III
TERMINATION

3.01     Termination of Agreement. Subject to Section 3.04, this Agreement shall terminate in its entirety (i) on the date upon which Oil States or its Affiliates shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1.01(c) or Section 3.02 or (ii) in accordance with Section 3.03.

3.02     Breach. Any party (the “Non-Breaching Party”) may terminate this Agreement, with respect to any Service, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 5.07) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of 15 days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate such service. For the avoidance of doubt, non-payment by Civeo for a Service provided by Oil States in accordance with this Agreement and not the subject of a good faith dispute shall be deemed a breach for purposes of this Section 3.02.

3.03     Insolvency. In the event that either party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within 60 days) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this Agreement by providing written notice in accordance with Section 5.01.

3.04     Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the Parties hereto shall terminate, except for the provisions of Section 2.04, Section 2.06, Section 2.07, Article IV and Article V which shall survive any termination or expiration of this Agreement.

Article IV
Confidentiality

4.01     Confidentiality.

(a)     During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by applicable Law, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), so that the Disclosing Party may seek an appropriate protective order. In the event the Disclosing Party cannot obtain a protective order for all or part of the Confidential Information required to be disclosed by applicable Law, the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such applicable Law.

(b)     Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section ; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

(c)     Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all of the Disclosing Party’s Confidential Information in the Receiving Party’s possession or control. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing. Notwithstanding the foregoing, the Receiving Party shall not be required to destroy copies of the Confidential Information which may be electronically archived in connection with its automatic backup storage and/or document retention policies; provided, however, that all such material shall remain subject to the confidentiality obligations in this Agreement.

Article V
Miscellaneous

5.01     Counterparts; Entire Agreement.

(a)      This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(b)     This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

5.02     Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as of the date of this Agreement, including all matters of validity, construction, effect, enforceability, performance and remedies.

5.03     Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other parties hereto.

5.04     Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies, and there are no third-party beneficiaries of this Agreement. This Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

5.05     Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.05):

(a)	If to Oil States, to:

Oil States International, Inc. Three Allen Center 333 Clay Street, Suite 4620 Houston, Texas 77002 Attention: Cindy Taylor and Jeff Steen Facsimile: 713-652-0499

(b)	If to Civeo, to:

Civeo Corporation Three Allen Center 333 Clay Street, Suite 4980 Houston, Texas 77002 Attention: Bradley Dodson and Frank Steininger Facsimile: 713-651-0369

Any party may, by notice to the other party, change the address and contact person to which any such notices are to be given.

5.06     Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

5.07     Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement, other than a delay or failure to make a payment, results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

5.08     Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.09     Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of such party. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

5.10     Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

5.11     Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

5.12     Interpretation. In this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the term “Agreement” shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement means “including, without limitation”; (e) the word “or” shall not be exclusive; and (f) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

OIL STATES INTERNATIONAL, INC.

By:
Name:
Title:

CIVEO CORPORATION

By:
Name:
Title:

SIGNATURE PAGE

TRANSITION SERVICES AGREEMENT

SERVICE EXHIBIT NO. 1